Exhibit 99.1

Guaranty Bancshares, Inc. Earnings Report
For the Third Quarter 2004

MOUNT PLEASANT, TEXAS – October 27, 2004 – Guaranty Bancshares, Inc. (Nasdaq: GNTY) the parent company of Guaranty Bond Bank, a $531.6 million community-oriented bank, today announced results for the third quarter and nine months ended September 30, 2004.  Net earnings for the third quarter 2004 increased to $938,000, or $0.32 per basic share from $935,000, or $0.32 per basic share for the third quarter of 2003.  Net earnings for the nine months ended September 30, 2004 were $2.8 million, or $0.96 per basic share compared to $2.7 million, or $0.94 per basic share in the comparable period one year ago.  Ty Abston, President of the Company stated, “We are pleased to again report positive financial performance of the Company.  Strong internal growth from the Company’s existing locations and continued strong asset quality were the reasons for this positive performance.  Our new bank location in Texarkana is open and already seeing good results.  The Bank also recently announced that we plan to open a new full-service banking facility in Mount Vernon, Texas.  Guaranty Bond Bank – Mt. Vernon will be located on the corner of Hwy 37 and Hwy 67 in Mt. Vernon and will be open for business on November 1st.  We will immediately begin construction of our permanent bank facility that we believe will be a real asset to the Mt. Vernon and Franklin County area.”

Financial Highlights

Net interest income totaled $4.5 million for the third quarter of 2004 compared to $4.3 million the third quarter of last year, an increase of $171,000 or 4.0%.  Net interest income increased $619,000 or 4.9% for the nine months ended September 30, 2004 to $13.4 million from $12.8 million in the comparable period one year ago.  This increase is due primarily to a reduction in cost of funds from 2.55% for the nine months ended September 30, 2003 compared to 2.19% for the nine months ended September 30, 2004, resulting in a decrease of interest expense of $1.4 million or 17.3%.  The net interest margin increased from 3.57% to 3.66% for the three months ended September 30, 2004 and from 3.56% to 3.75% for the nine months ended September 30, 2004 compared to the same three and nine month periods ended September 30, 2003.

Noninterest income totaled $1.4 million for the third quarter of 2004 compared to $1.2 million in the third quarter of 2003, an increase of $183,000 or 15.1%.  Noninterest income for the nine months ended September 30, 2004 decreased $40,000 or 1.0% to $3.86 million compared to $3.9 million in 2003.  The decrease in noninterest income is the result of a decrease in refinancing of home loans with the income from sale of loans of $169,000 for the nine months ended September 30, 2004 compared to $502,000 for the nine months ended September 30, 2003.  Service charges have increased 8.6% to $2.3 million for the nine months ended September 30, 2004 compared to $2.1 million for the same time period in 2003.

Noninterest expense for the third quarter 2004 increased $309,000 or 7.8% to $4.3 million compared to the same three months in 2003.  Noninterest expense for the nine months ended September 30, 2004 was $12.5 million compared to $12.0 million in the comparable year ago period an increase of $444,000 or 3.7% primarily the result of increases in salary and benefit cost.  The Company has also incurred additional expenses to open the new Texarkana location in the second quarter of 2004 and expenses for the initial phases of the new location in Mount Vernon.

At September 30, 2004, the Company’s assets totaled $531.6 million compared to $526.2 million at September 30, 2003, an increase of $5.4 million or 1.0%.  Loans increased $23.0 million or 6.4% from $356.8 million at September 30, 2003, to $379.8 million at September 30, 2004.  Securities decreased during the period from $107.2 million as of September 30, 2003 to $98.7 million at September 30, 2004, a decrease of $8.5 million or 7.9%.  The Company increased interest-earning assets with an increase of $5.6 million in certificate of deposits to $12.3 million as of September 30, 2004.  Deposits decreased $406,000 or 0.1% from $420.7 million to $420.3 million during the same period.

Shareholders’ equity totaled $38.3 million or 7.2% of total assets at September 30, 2004 as compared to $35.6 million or 6.8% of total assets at September 30, 2003, an increase of $2.7 million or 7.6%, resulting in book value per share increasing from $12.18 to $13.15.

The Company’s annualized return on average assets and average equity for the third quarter of 2004 was 0.71% and 9.83% respectively compared to 0.70% and 10.53% respectively for the same period in 2003.  For the nine months ended September 30, 2004, the Company’s annualized return on average assets and average equity was 0.72% and 10.05% respectively compared to 0.70% and 10.45% respectively in the comparable year ago period.

Cappy Payne, Chief Financial Officer of the Company commented, “Despite preparing to open our two new locations in Texarkana and Mount Vernon, we have still been able to post positive earnings performance through the third quarter of the year.  Our growth in loans, assets, and deposits are in line with projections and we remain focused on the core strengths of our company: strategic quality growth, continued improvement in shareholder value, positive earnings trends and customer centered relationship banking.”

Guaranty Bancshares, Inc. is a bank holding company headquartered in Mount Pleasant, Texas.  The Company derives substantially all of its revenue and income from the operation of its bank subsidiary, Guaranty Bond Bank, one of the oldest and largest community banks in Northeast Texas.  The Company currently serves seven Northeast Texas counties with ten locations and Pecos County in West Texas with one location in Fort Stockton.  The Company creates financial relationships featuring a full array of financial services, from traditional banking products to investments.  Guaranty Bancshares stock (GNTY) is listed on the Nasdaq Stock Exchange.

To learn more about Guaranty Bancshares, Inc., please visit our investor relations website at www.gnty.com.  Our investor relations site provides a detailed overview of our investor and stock information and our prior year highlights.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

The information in this press release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the further performance of the Company.  Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct.  Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, impact of competitive services, interest rates and general economic risks and uncertainties.

Other Information

For more information about Guaranty Bancshares, Inc., please access the Company’s web site at http://www.gnty.com.

For further information contact:

Ty Abston, President	903/ 572-9881
or
Clifton A. Payne, Senior Vice President	903/ 572-9881

GUARANTY BANCSHARES, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

	(Dollars in thousands, except per share data)
Income Statement Data:
Net interest income	$4,480	$4,309	$13,371	$12,752
Provision for loan losses	200	250	680	775

Net interest income after provision for loan losses	4,280	4,059	12,691	11,977
Noninterest income	1,392	1,209	3,855	3,895
Noninterest expense	4,272	3,963	12,476	12,032

Earnings before taxes	1,400	1,305	4,070	3,840
Provision for income tax expense	462	370	1,259	1,085

Net earnings available to common shareholders	$938	$935	$2,811	$2,755
Common Share Data:
Net earnings (basic) (1)	$0.32	$0.32	$0.96	$0.94
Net earnings (diluted) (1)	0.32	0.32	0.95	0.94
Book value	13.15	12.18	13.15	12.18
Tangible book value	12.35	11.38	12.35	11.38
Cash dividends	0.0000	0.0000	0.2000	0.1700
Dividend payout ratio	N/A	N/A	20.79%	18.03%
Weighted average shares outstanding (in thousands)	2,915	2,922	2,920	2,923
Period end shares outstanding (in thousands)	2,913	2,922	2,913	2,922
Balance Sheet Data:
Total assets	$531,635	$526,239	$531,635	$526,239
Securities	98,704	107,219	98,704	107,219
Loans	379,792	356,828	379,792	356,828
Allowance for loan losses	4,135	3,840	4,135	3,840
Total deposits	420,318	420,724	420,318	420,724
Total common shareholders’ equity	38,314	35,597	38,314	35,597
Average Balance Sheet Data:
Total assets	$529,202	$528,418	$522,789	$526,885
Securities	99,113	110,938	96,158	111,321
Loans	373,984	358,357	370,083	360,387
Allowance for loan losses	4,109	3,795	4,023	3,753
Total deposits	420,580	424,536	416,335	426,259
Total common shareholders’ equity	37,954	35,219	37,348	35,261
Performance Ratios:
Return on average assets	0.71%	0.70%	0.72%	0.70%
Return on average common equity	9.83%	10.53%	10.05%	10.45%
Net interest margin	3.66%	3.57%	3.75%	3.56%
Efficiency ratio (2)	73.73%	72.03%	72.93%	73.10%

GUARANTY BANCSHARES, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

Asset Quality Ratios (3) :
Nonperforming assets to total loans and other real estate	1.26%	1.16%	1.26%	1.16%
Net loan charge-offs to average loans	0.04%	0.07%	0.12%	0.17%
Allowance for loan losses to total loans	1.09%	1.08%	1.09%	1.08%
Allowance for loan losses to nonperforming loans (4)	101.15%	114.83%	101.15%	114.83%
Capital Ratios:
Leverage ratio	8.91%	8.17%	8.91%	8.17%
Average shareholders’ equity to average total assets	7.17%	6.66%	7.14%	6.69%
Tier 1 risk-based capital ratio	12.59%	12.10%	12.59%	12.10%
Total risk-based capital ratio	13.71%	13.18%	13.71%	13.18%

(1)	Net earnings per share is based upon the weighted average number of common shares outstanding during the period.
(2)	Calculated by dividing total noninterest expenses by net interest income plus noninterest income, excluding securities losses or gains.
(3)	At period end, except net loan charge-offs to average loans.
(4)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.